Exhibit 4.2

EXECUTION VERSION

FOURTH AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

This Fourth Amendment dated as of August 30, 2013 (this “Fourth Amendment”) to the Note Purchase and Private Shelf Agreement dated as of August 12, 2010 (as amended by the First Amendment thereto dated March 15, 2012, the Second Amendment thereto dated as of April 20, 2012, and the Third Amendment thereto dated as of August 6, 2012, the “Note Agreement”) is between Modine Manufacturing Company, a Wisconsin corporation (the “Company”), Prudential Investment Management, Inc. (“Prudential”) and each holder of the Notes (collectively, the “Noteholders”).

RECITALS:

A.            The Company, Prudential and the Noteholders are parties to the Note Agreement pursuant to which the Notes (as defined therein) are outstanding.

B.            The Company has requested that Prudential and the Noteholders agree to certain amendments to the Note Agreement as set forth below.

C.            Subject to the terms and conditions set forth herein, the Noteholders are willing to amend the Note Agreement in the respects, but only in the respects, set forth in this Fourth Amendment.

D.            Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement, as amended hereby, unless herein defined or the context shall otherwise require.

E.            All requirements of law have been fully complied with and all other acts and things necessary to make this Fourth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.	AMENDMENTS.

Effective as of the Effective Date (as defined in Section 3 hereof), the Company and the Noteholders agree that the Note Agreement is amended as follows:

1.1          Section 5.4(a) of the Note Agreement is amended by replacing the reference to “August 6, 2012” therein with “August 30, 2013”.

1.2            Section 5.16 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 5.16  Foreign Assets Control Regulations, Etc.  (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)       No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)        Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)        (1)     Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)         To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)        No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

1.3           Each of clauses (d) and (e) of Section 6.3 is amended and restated in its entirety to read as follows:

(d)       the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)       the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

1.4           Section 7.1(a) is amended by replacing the proviso at the end with the following:

“provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.modine.com) (such availability being referred to as “Electronic Delivery”);”

1.5          Section 7.1(e) of the Note Agreement is amended by replacing the reference to “$5,000,000” therein with “$10,000,000”.

1.6          Section 9.8(a) of the Note Agreement is amended and restated in its entirety to read as follows:

“(a)        The Company will cause (i) each Subsidiary that delivers a guarantee, or otherwise incurs a Guaranty, to any Person (other than to another Subsidiary or the Company) in respect of any Material Indebtedness to concurrently execute and deliver to Prudential and the holders of the Notes a Subsidiary Guaranty, or a joinder agreement in respect thereof, with respect to the Notes, provided, that this clause (i) shall not require a Subsidiary Guaranty from a Foreign Subsidiary solely because such Foreign Subsidiary has guaranteed Indebtedness of its parent which is a Foreign Subsidiary that is also guaranteed by the Company, (ii) each Domestic Subsidiary to promptly, and in any event within 30 days when required by this clause (ii), execute and deliver to the Prudential and the holders of the Notes a Subsidiary Guaranty, or a joinder agreement in respect thereof, with respect to the Notes, and (iii) each Foreign Subsidiary, in all cases if requested by the Required Holders, to the extent they can legally do so without incurring material incremental tax liability and to the extent they are not prohibited by a restriction permitted under Section 10.15 hereof, to promptly execute and deliver to Prudential and the holders of the Notes a Subsidiary Guaranty, or a joinder agreement in respect thereof, with respect to the Notes, in each case, the Company shall cause such Subsidiary to deliver such Subsidiary Guaranty, or joinder thereto.”

1.7          Section 9.9(a)(i) of the Note Agreement is amended and restated in its entirety to read as follows:

“(i)         Security Agreements granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and subject to the sharing provisions to be contained in the Intercreditor Agreement, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Illinois Uniform Commercial Code) and all other personal property of the Company and of each Subsidiary Guarantor that is a Domestic Subsidiary, subject to any exclusions described in the Intercreditor Agreement or approved by the Required Holders.  Notwithstanding the foregoing, with respect to Liens granted by the Company or any such Subsidiary Guarantor on the Equity Interests of any Foreign Subsidiary, such Lien (i) shall not exceed 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Company or any such Subsidiary Guarantor, (ii) shall be subject to the terms of Section 9.8(d), and (iii) shall not be required with respect to the Equity Interests of any Foreign Subsidiary organized under the laws of India or China unless required by the Required Holders or by the Bank Agent or the requisite lenders under the Credit Agreement.”

1.8          Section 9.9(a)(ii) of the Note Agreement is amended and restated in its entirety to read as follows:

“(ii)        Mortgages granting a Lien on all present and future real property of the Company and of each Subsidiary Guarantor that is a Domestic Subsidiary to the extent such Liens are required by or on behalf of any holder of the Notes, the Bank Agent, or any Bank”

1.9           Section 9.11 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 9.11Most Favored Lender Status. If the Company enters into, assumes or otherwise becomes bound or obligated under, or amends, restates or otherwise modifies, any agreement creating or evidencing any Material Indebtedness of the Company, or any refinancing or extension of all or any portion thereof (including, without limitation, the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) in existence on August 30, 2013 and as amended or otherwise modified from time to time), to include one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically and immediately to include each Additional Covenant and each Additional Default contained in such agreement and including such notice, grace or cure periods as are applicable to such Additional Covenant or Additional Default under such agreements. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.11, but shall merely be for the convenience of the parties hereto.”

1.10        Section 9 of the Note Agreement is amended by adding a new Section 9.12 to read as follows:

“Section 9.12    Excess Leverage Fee.  For any Fiscal Quarter for which an election by the Company pursuant to the proviso in Section 10.1 is in effect and if the Leverage Ratio is greater than 3.25 to 1.0 as of the last day of such Fiscal Quarter, in addition to the interest accruing on the Notes, the Company agrees to pay to each holder of a Note a fee (an “Excess Leverage Fee”) on the daily average outstanding principal amount of such Note during such Fiscal Quarter at a rate of 0.50% per annum.  The Excess Leverage Fee with respect to each Note for any Fiscal Quarter shall be calculated on the same basis as interest on such Note is calculated and shall be paid in arrears within three Business Days after the earlier of (x) the date the Company provides the financial statements for such Fiscal Quarter or Fiscal Year, with respect to the last quarterly fiscal period of a Fiscal Year, as required by Section 7.1(a) or 7.1(b) hereof, as applicable, and the related compliance certificate required by Section 7.2(b) and (y) the date such financial statements and compliance certificates are required to be delivered for such Fiscal Quarter or Fiscal Year, as applicable.  The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.  If for any reason the Company fails to deliver the financial statements required by Section 7.1(a) or (b) hereof or the related compliance certificate required by Section 7.2(b) hereof for a Fiscal Quarter or Fiscal Year by the date such financial statements and compliance certificate are required to be delivered, then the Company shall be deemed to have a Leverage Ratio as of the end of such Fiscal Quarter of greater than 3.25 to 1.0 for the purposes of this Section 9.12.”

1.11       Section 10.1 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 10.1Limitations on Consolidated Total Debt. The Company will not permit the Leverage Ratio to be greater than 3.25 to 1.0 as of the end of any Fiscal Quarter, provided that, upon the written election by the Company delivered to the holders of the Notes not later than the last day of the Fiscal Quarter in which a Permitted Acquisition with a cash purchase price exceeding $50,000,000 is consummated, and subject to the compliance by the Company with the provisions of Section 9.12, the Leverage Ratio may be greater than 3.25 to 1.0 but not greater than (i) 3.75 to 1.0 on the last day of such Fiscal Quarter or on the last day of the next succeeding Fiscal Quarter, (ii) 3.50 to 1.0 on the last day of the second or third Fiscal Quarters next succeeding the Fiscal Quarter in which such Permitted Acquisition was consummated, or (iii) 3.25 to 1.0 on the last day of any Fiscal Quarter thereafter. Such election shall be permitted only if pro forma Leverage Ratio immediately after the consummation of such Permitted Acquisition is greater than 2.5 to 1.0 and less than 3.50 to 1.0. After any such election is made by the Company, the Company shall be prohibited from making any additional election until after the maximum Leverage Ratio returns to 3.25 to 1.0 for two consecutive Fiscal Quarters. Once the Company makes such an election permitted under this Section 10.1, it shall be in effect for the Fiscal Quarter in which such Permitted Acquisition was consummated and the first, second and third Fiscal Quarters next succeeding the Fiscal Quarter in which such Permitted Acquisition was consummated and shall not be revocable.”

1.12       Section 10.2 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 10.2Limitations on Debt.  The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, except:

(a)        the Notes;

(b)       Debt outstanding under a new credit facility pursuant to Section 2.28(b) of the Credit Agreement; provided that (1) the aggregate principal amount of the Debt thereunder shall not at any time exceed (A) $75,000,000 less (B) the aggregate principal amount of the Debt outstanding under Section 10.2(c)(ii), (2) all lenders under such new credit facility shall be or have become Secured Parties under the Intercreditor Agreement with respect to such Debt and all guaranties thereof and collateral securing such Debt, and otherwise in form and substance satisfactory to the holders of the Notes, and (3) the holders of the Notes shall have received copies of the documents evidencing such new credit facility;

(c)        the Loans and the Reimbursement Obligations (each as defined in the Credit Agreement as in effect on August 30, 2013); provided that the aggregate principal amount of the Debt thereunder shall not at any time exceed (i) $175,000,000 plus (ii) additional Debt incurred under the Credit Agreement pursuant to an increase in the commitments under Section 2.28(a) of the Credit Agreement; provided that with respect to any increase under this clause (ii) (1) the aggregate principal amount of such additional Debt shall not at any time exceed (A) $75,000,000 less (B) the aggregate principal amount of the Debt outstanding under Section 10.2(b), and (2) the holders of the Notes shall have received copies of the documents evidencing such increase;

(d)  intercompany Debt among the Company and its Subsidiaries to the extent permitted under Section 10.12, provided that any such Debt owing by the Company or any Subsidiary Guarantor to any Subsidiary (other than a Subsidiary Guarantor) are evidenced by documents satisfactory to the Required Holders and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Required Holders (which terms shall permit scheduled principal and interest payments so long as no Default or Event of Default exists at the time of, or would be caused by, any such payment and the Leverage Ratio immediately before and after giving effect to any such payment the Leverage Ratio is 3.0:1.0 or less);

(e)       Receivables/Factoring/SCF Indebtedness not to exceed $100,000,000 in aggregate principal amount outstanding at any time, if no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Debt;

(f)         Subordinated Debt, if no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Subordinated Debt;

(g)       Debt assumed in connection with a Permitted Acquisition;

(h)       Debt of Foreign Subsidiaries, provided that (i) the aggregate outstanding amount of all Debt of all Foreign Subsidiaries (excluding any Debt permitted under any other subsection of this Section 10.2, Swap Contracts, and Banking Services Obligations (as such term is defined in the Credit Agreement as in effect on August 30, 2013)) shall not at any time exceed $100,000,000, and (ii) no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Debt;

(i)         Debt, in addition to other Debt permitted pursuant to other subsections of this Section 10.2, in an aggregate amount at any time outstanding not to exceed $15,000,000, if no Default or Event of Default exists at the time of, or would be caused by, the incurrence of any such Debt;

(j)         Debt consisting of Swap Contracts permitted under Section 10.12(a)(iv) hereof and Debt arising in connection with Banking Services Obligations (as such term is defined in the Credit Agreement as in effect on August 30, 2013);

(k)       Debt, in addition to other Debt permitted pursuant to other subsections of this Section 10.2, consisting of Guaranties of the Company with respect to Debt of its Subsidiaries permitted under the above clauses (h), (i) or (j) of this Section 10.2, provided that (1) no Default or Event of Default shall exist at the time of, or would be caused by, the incurrence of any such Guaranty and (2) the aggregate maximum amount of such Guaranties with respect to Debt of its Subsidiaries permitted under the above clauses (h) or (i) of this Section 10.2 at any time outstanding (based on the maximum amount of such Guaranties, net of any cash collateral or letter of credit provided with respect to such Guaranties or the related Debt) shall not exceed $100,000,000;

(l)         Debt under the following Sale and Leaseback Transactions: (i) Sale and Leaseback Transactions existing as of August 30, 2013, where the liability is less than $10,000,000 in the aggregate, (ii) the Sale and Leaseback Transaction with respect to the Company’s facility located in Kottingbrunn, Austria in an amount not to exceed €20,000,000, and (iii) other Sale and Leaseback Transactions entered into after August 30, 2013, where the liability is less than $50,000,000 in the aggregate (in each case as determined by aggregating the present value, applying an appropriate discount rate from the date on which each fixed lease payment is due under such lease to such date of determination) for all such Sale and Leaseback Transactions under this clause (iii); and

(m)      In addition to other Debt permitted pursuant to other subsections of this Section 10.2, other unsecured Debt issued by the Company upon customary terms as reasonably determined by the Required Holders if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Debt.

Notwithstanding anything herein to the contrary, the Company will not permit the aggregate principal amount of the Debt of all Foreign Subsidiaries under clauses (b) and (c) of this Section 10.2 to exceed at any time $75,000,000.”

1.13       Section 10.3 of the Note Agreement is amended by replacing the reference to “Consolidated Adjusted EBITDA” therein with “Consolidated EBITDA”.

1.14        Section 10.4 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 10.4Limitation on Liens.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except:

(a)        Liens for taxes, assessments or governmental charges or levies on the Company’s or a Subsidiary’s property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Company or such Subsidiary;

(b)        Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

(c)        Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)       Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries;

(e)        Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction, Off-Balance Sheet Liability or a Supply Chain Finance Program permitted hereunder;

(f)        Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Debt with respect to equipment and fixtures acquired by the Company or its Subsidiaries in the ordinary course of business, involving the incurrence of an aggregate amount of Debt of no more than $10,000,000 outstanding at any time for all such Liens (provided that such Liens attach only to the assets financed and such Debt is incurred within 30 days following such purchase and does not exceed 100% of the purchase price of the subject assets);

(g)        Liens arising in the ordinary course of business which are contractual rights in accordance with the standard terms of a creditor depository institution relating to bankers’ liens, rights of set-off or similar rights relating to the establishment of depositary relationships with banks and not given in connection with the issuance of, or to secure, any Debt;

(h)        any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary;  provided  that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(i)        to the extent such transactions create a Lien thereunder, liens in favor of lessors securing Operating Leases or Permitted Sale and Leaseback Transactions on the asset subject to such Operating Lease or Permitted Sale and Leaseback Transaction;

(j)        any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 10.4, provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, as reduced from time to time;

(k)        Liens in favor of the Collateral Agent securing the Secured Obligations and subject to the Intercreditor Agreement,

(l)     Liens in favor of the Bank Agent in property of Foreign Subsidiaries to secure the obligations permitted under Section 10.2 of Foreign Subsidiaries that are borrowers under the Credit Agreement;

(m)     Liens on up to $10,000,000 of cash or cash equivalents securing obligations of the Company and Subsidiaries under Swap Contracts and

(n)    in addition to Liens otherwise described in clauses (a) through (m) above, Liens securing an aggregate amount of Debt outstanding at any time of no more than $20,000,000.

Any Debt described in this Section 10.4 is not in addition to Debt permitted under Section 10.2, and any Debt of the Company or any of its Subsidiaries must be in compliance with Section 10.2.”

1.15       Section 10.5 of the Note Agreement is amended by deleting “or” at the end of Section 10.5(b)(v), replacing “.” at the end of Section 10.5(b)(vi) with “; or” and adding a new Section 10.5(b)(vii) to read as follows:

“(vii) any transfer of assets subject to a Permitted Sale and Leaseback Transaction.”

1.16       Section 10.8 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 10.8  Line of Business.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.  The Company will not and will not permit any Subsidiary to discontinue or eliminate a material business line or segment; provided that the foregoing limitation on the discontinuation or elimination of a material business line or segment shall not prohibit the liquidation and dissolution of any Subsidiary or the discontinuation or elimination of any business line or segment, provided that (i) the Company shall have reasonably determined that such business line or segment being discontinued or eliminated is a non-core business of the Company and its Subsidiaries, (ii) any sale of assets relating to any discontinuation or elimination of any business line or segment or any liquidation or dissolution of any Subsidiary shall be subject to the limitation on the sale, lease or other transfer of assets described in Section 10.5 and the other terms of this Agreement, and (iii) after giving effect to any such liquidation or dissolution or discontinuation or elimination of any business line or segment, no Default or Event of Default shall have occurred and be continuing or would be caused thereby.”

1.17       Section 10.9 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 10.9  Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder to be in violation of any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.”

1.18       Section 10.10 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 10.10Restricted Payments.  The Company will not issue any Disqualified Stock.  The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay Restricted Payments to the Company and to Wholly-Owned Subsidiaries of the Company, and (c) the Company may make any other Restricted Payment so long as (i) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (ii) the aggregate amount of all Restricted Payments during any Fiscal Year shall not exceed, in the aggregate, the following amounts:

If the Leverage Ratio	Fiscal Year	Aggregate Amount of Restricted Payments for such Fiscal Year
≥ 3.0:1.0	All Fiscal Years	$15,000,000
< 3.0:1.0	All Fiscal Years	No Limit

In determining whether Restricted Payments may be made at any time, the Leverage Ratio shall be determined as of the most recently ended Fiscal Quarter of the Company (after giving pro forma effect to such Restricted Payments).  Notwithstanding the above, if the Leverage Ratio is greater than or equal to 3.0:1.0 as of the end of any Fiscal Year and the aggregate amount of Restricted Payments exceeded $15,000,000 for such Fiscal Year, then the amount of permitted Restricted Payments for the subsequent Fiscal Year (but not for any Fiscal Year after such subsequent Fiscal Year) shall be reduced by such excess, provided that such amount shall not be reduced to less than $250,000”

1.19       Section 10.12(a)(ii) is amended and restated in its entirety to read as follows:

“(ii)       (x) Existing Investments in Subsidiaries as of August 30, 2013, but no increase in the amount thereof, (y) other Investments described in Schedule 10.12, but no increase in the original cash investment amount thereof, as reduced from time to time and (z) additional Investments in Subsidiaries to the extent permitted under another clause of this Section 10.12(a) or under Section 10.12(b);”

1.20       Section 10.12(b) is amended and restated in its entirety to read as follows:

“(b)       The Company and its Subsidiaries may make other Investments, provided that (i) no Default or Event of Default exists at the time such Investment is made or would be caused thereby, and (ii) the aggregate amount of all such Investments plus the Acquisition Consideration paid or incurred in respect of Permitted Acquisitions in any Fiscal Year: (x) shall not exceed $50,000,000 if the pro forma Leverage Ratio after giving effect to such Investment or Acquisition is greater than or equal to 3.0:1.0; or (y) shall not be limited if the pro forma Leverage Ratio after giving effect to such Investment or Acquisition is less than 3.0:1.0.”

1.21       Section 10.15(c) of the Note Agreement is amended and restated in its entirety to read as follows:  “(c) restrictions in the Credit Agreement, as in effect on August 30, 2013, or other customary restrictions in unsecured Indebtedness permitted to be incurred hereunder as reasonably determined by the Required Holders”

1.22        Each of clauses (b), (f), (i) and (j) of Section 11 of the Note Agreement is amended and restated in its entirety to read as follows, clause (l) of Section 11 of the Note Agreement is amended by replacing “.” at the end thereof with “; or”, and a new clause (m) is added to Section 11 of the Note Agreement to read as set forth below:

“(b)    the Company defaults in the payment of any interest on any Note or any Excess Leverage Fee for more than five Business Days after the same becomes due and payable; or”

* * * * *

“(f)      (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relative thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more  Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Debt; or

* * * * *

(i)         a final judgment or judgments for the payment of money aggregating in excess of $20,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)      An ERISA Event shall have occurred that, in the opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding (i) $20,000,000 in any Fiscal Year or (ii) $40,000,000 in the aggregate from and after August 30, 2013; or

* * * * *

(m)      A federal tax lien shall be filed against the Company under Section 6323 of the Code or a lien of the PBGC shall be filed against the Company under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing.”

1.23       The first sentence of Section 14.1 of the Note Agreement is amended and restated in its entirety to read as follows:

“Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes and any payments of an Excess Leverage Fee shall be made at the principal office of the Company in Racine, Wisconsin.”

1.24       The first sentence of Section 14.2 of the Note Agreement is amended and restated in its entirety to read as follows:

“So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and any payments of an Excess Leverage Fee by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of any Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.”

1.25       Section 20 of the Note Agreement is amended by inserting the following sentence at the end thereof:

“In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.”

1.26       Section 22.3 of the Note Agreement is amended and restated in its entirety to read as follows:

“Section 22.3Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.  Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with GAAP, for all purposes of this Agreement the outstanding principal amount of any Debt of the Company or any Subsidiary of the type described in clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) or (xiii) of the definition of “Debt” shall be equal to the actual outstanding principal amount thereof, except with respect to letters of credit or instruments serving a similar function, the actual face amount thereof, irrespective of the amount that might otherwise be accounted for under GAAP as the amount of the liability of the Company or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company shall not take into account any effect of marking any such outstanding Debt of the Company or any Subsidiary to market value.  Notwithstanding anything herein to the contrary, for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.  For purposes of calculating all financial covenants and all other covenants, any Acquisition or any sale or other disposition outside the ordinary course of business by the Company or any Subsidiary of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000, including the incurrence of any Debt and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such matters are calculated shall be deemed to have occurred on the first day of the relevant period for which such matters were calculated on a pro forma basis acceptable to the Required Holders.”

1.27       Schedule B to the Note Agreement is amended by adding, or amending and restating, as applicable, the following definitions:

“Anti-Corruption Laws” is defined in Section 5.16(d).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Blocked Person” is defined in Section 5.16(a).

“CISADA” is defined in Section 5.16(a).

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income of the Company (plus, to the extent not included in Consolidated Net Income, all cash dividends and cash distributions received by the Company or any Subsidiary from any Person in which the Company or any Subsidiary has made an investment), adjusted to exclude the following items (without duplication) to the extent deducted in determining Consolidated Net Income (except as provided below), all calculated for the Company and its Subsidiaries on a consolidated basis for such period:

(a)        interest expense and Receivables Transaction Financing Costs,

(b)       expense for federal, state, local and foreign income and franchise taxes paid or accrued,

(c)        depreciation and amortization,

(d)        non-cash stock based compensation expense,

(e)        extraordinary gains or losses incurred other than in the ordinary course of business,

(f)         any non-cash charges or gains which are unusual, non-recurring or extraordinary,

(g)        any non-cash charges or gains related to exchange gains or losses on intercompany loans,

(h)       Restructuring Charges in an amount not to exceed (i) $20,000,000 in any Fiscal Year or (ii) $40,000,000 for all times after August 30, 2013, and

(i)         Make-Whole Amounts under this Agreement.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, such interest expense as may be attributable to Capital Leases, Receivables Transaction Financing Costs, the discount or implied component of Off–Balance Sheet Liabilities (as reasonably determined by the Company in consultation with Prudential), all commissions, discounts and other fees and charges owed with respect to Letters of Credit, bankers acceptances and similar instruments and Net Mark-to-Market Exposure, but excluding (i) any Make-Whole Amounts under this Agreement and (ii) amortization of fees in respect of any issuance, amendment to or modification of Debt.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in conformity with GAAP.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.  As used in this definition, “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 30, 2013, among the Company, the Foreign Subsidiaries named therein, the Bank Agent and the Banks, and as further amended, restated, supplemented, otherwise modified, refinanced or replaced from time to time.

“ERISA Event” means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Excess Leverage Fee” is defined in Section 9.12.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“INHAM Exemption” is defined in Section 6.3(e).

“Leverage Ratio” means, as of any date of calculation, the ratio of:

(i)            the Company’s Consolidated Total Debt outstanding on such date, minus:

(a)        the amount of any cash collateral provided for any of the Secured Obligations;

(b)  if as of the date of calculation the Aggregate Outstanding Credit Exposure (as defined in the Credit Agreement as in effect on August 30, 2013) is $20,000,000 or less, an amount equal to the lesser of (x) the amount by which the sum of 100% of the unrestricted cash of the Company and its Domestic Subsidiaries at such time that is not subject to any Lien other than in favor of the Collateral Agent or Permitted Encumbrances plus 70% of the unrestricted cash of the Foreign Subsidiaries at such time that is not subject to any Lien other than in favor of the Collateral Agent or Permitted Encumbrances, exceeds $15,000,000 or (y) the outstanding principal amount of Indebtedness subject to a fixed rate of interest and which cannot be prepaid without a material prepayment premium or other material expense, and

(c)        any Off-Balance Sheet Liabilities arising from Permitted Sale and Leaseback Transactions, to

(ii)            the Company’s Consolidated EBITDA for the then most recently ended four Fiscal Quarters.

“Liquidity” means, at any time, the sum of (a) the amount of the Available Aggregate Commitment (as defined in the Credit Agreement) at such time, plus (b) 100% of the unrestricted cash of the Company and its Domestic Subsidiaries at such time that is not subject to any Lien other than in favor of the Collateral Agent or Permitted Encumbrances.

“Material Indebtedness” means (a) Debt under the Credit Agreement and (b) any other Debt (other than the Notes) of the Company in an aggregate principal amount exceeding $20,000,000.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resourcecenter/sanctions/Programs/Pages/Programs.aspx.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capital Lease or Synthetic Lease, (iii) any liability under any Synthetic Leases entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases, but including without limitation, any factoring of, or similar arrangements with respect to, receivables or similar obligations sold by or pursuant to factoring or similar agreements.  The amount of any Off-Balance Sheet Liability  will be determined based on the amount of obligations outstanding under the legal documents entered into as part of transaction that would be characterized as principal if such transaction were structured as a secured lending transaction.

“Permitted Encumbrances” means the Liens permitted under Sections 10.4(a), (b), (c), (d), and (g).

“Permitted Sale and Leaseback Transactions” means all Sale and Leaseback Transactions as permitted under Section 10.2(l).

“QPAM Exemption” is defined in Section 6.3(d).

“Receivables/Factoring/SCF Indebtedness” means (i) all Receivables Transaction Attributed Indebtedness, and (ii) Supply Chain Finance Outstanding Obligations.

“Restructuring Charges” means certain cash charges related to any restructuring program of the Company and its Subsidiaries limited to such charges specifically related to the following categories of expense incurred in connection with any such restructuring: severance and related benefits; contractual salary continuation with respect to terminated employees, retained restructuring consulting; equipment transfer (including shipping and related expense, product validation incurred to validate receiving plant capability, and receiving plant physical modifications required to accept transferred product); expenses related to facility sale preparation; employee outplacement; environmental services; and employee insurance and benefits continuation.

“Significant Obligations” means Debt (other than the Notes) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Significant Obligations, the “principal amount” of the Swap Contracts at any time shall be determined based on the Net Mark-to-Market Exposure.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

1.28       Schedule B to the Note Agreement is further amended by removing in their entirety the following definitions:

“Anti-Terrorism Order”

“Brazil Holdback”

“Consolidated Adjusted EBITDA”

“Consolidated EBIT”

“MCS”

1.29       Schedule 10.2 of the Note Agreement is deleted, and Schedules 5.4, 10.4 and 10.12 of the Note Agreement are amended and restated in their entirety to read as set forth on Schedules 5.4, 10.4 and 10.12 attached hereto.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce Prudential and the Noteholders to execute and deliver this Fourth Amendment (which representations shall survive the execution and delivery of this Fourth Amendment), the Company and each Subsidiary Guarantor represents and warrants to the Noteholders that:

(a)            this Fourth Amendment has been duly authorized, executed and delivered by it and this Fourth Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)            the Note Agreement, as amended by this Fourth Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)            the execution, delivery and performance by the Company of this Fourth Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including without limitation the Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under, or require any consent or approval under, any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3(c);

(d)            after giving effect to the amendments to the Note Agreement contained in this Fourth Amendment and to the Second Amended and Restated Credit Agreement described in Section 3(b) below and the amendment to the Intercreditor Agreement described in Section 3(c) below, all the representations and warranties contained in Section 5 of the Note Agreement and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors on and as of the date hereof;

(e)            after giving effect to the amendments to the Note Agreement contained in this Fourth Amendment and to the Second Amended and Restated Credit Agreement described in Section 3(b) below and the amendment to the Intercreditor Agreement described in Section 3(c) below, no Default or Event of Default shall be in existence; and

(f)            complete and correct copies of the Second Amended and Restated Credit Agreement referred to in Section 3(b) below, and all agreements and documents executed in connection therewith, have been delivered to the Noteholders, and such agreements and documents are being executed simultaneously herewith.

SECTION 3.	CONDITIONS TO EFFECTIVENESS.

This Fourth Amendment shall not become effective until, and shall become effective on the date (the “Effective Date”) when, each and every one of the following conditions shall have been satisfied:

(a)            Executed counterparts of this Fourth Amendment, duly executed by the Company, the Subsidiary Guarantors, Prudential and the Noteholders, shall have been delivered to Prudential and the Noteholders;

(b)            The Noteholders shall have received the Second Amended and Restated Credit Agreement and all agreements and documents executed in connection therewith, and such agreements and documents shall be executed simultaneously herewith, shall be satisfactory to the Required Holders and shall become effective simultaneously with this Fourth Amendment;

(c)            The Noteholders shall have received an amendment to the Intercreditor Agreement executed by the Collateral Agent, the Bank Agent, and the Banks, and such amendment shall be satisfactory to the Required Holders and shall become effective simultaneously with this Fourth Amendment;

(d)            The representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on the date of the effectiveness of this Fourth Amendment; and

(e)            All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Noteholders, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request

SECTION 4.	EXPENSES.

The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Noteholder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by any Noteholder in connection with this Fourth Amendment or the transactions contemplated hereby, in enforcing any rights under this Fourth Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Fourth Amendment or the transactions contemplated hereby.  The obligations of the Company under this Section 4 shall survive transfer by any Noteholder of any Note and payment of any Note.

SECTION 5.	REAFFIRMATION.

Each Subsidiary Guarantor hereby consents to the terms and conditions of this Fourth Amendment, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions hereof, and the consummation of the transactions contemplated hereby, and acknowledges that its Guaranty under the Subsidiary Guaranty and its obligations under all other Transaction Documents to which it is a party remain in full force and effect and is hereby ratified and confirmed in all respects.

SECTION 6.	MISCELLANEOUS.

6.1          This Fourth Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Fourth Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.  The Company and the Subsidiary Guarantors acknowledge and agree that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments herein.

6.2         Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Fourth Amendment may refer to the Note Agreement without making specific reference to this Fourth Amendment but nevertheless all such references shall include this Fourth Amendment unless the context otherwise requires.

6.3         The descriptive headings of the various Sections or parts of this Fourth Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

6.4         This Fourth Amendment shall be governed by and construed in accordance with New York law.

6.5          The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Fourth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

* * * * *

MODINE MANUFACTURING COMPANY

By:
Name:	Michael B. Lucareli
Title:	Vice President, Finance and Chief Financial Officer

[Signature Page - Fourth Amendment to Note Purchase and Private Shelf Agreement]

MODINE, INC.

By:
Name:	William K. Langan
Title:	President and Treasurer

MODINE LLC
By: Modine, Inc., its sole member

By:
Name:	William K. Langan
Title:	President and Treasurer

[Signature Page - Fourth Amendment to Note Purchase and Private Shelf Agreement]

ACCEPTED AND AGREED TO:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:
Title:	Vice President

[Signature Page - Fourth Amendment to Note Purchase and Private Shelf Agreement]